UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2008

(Exact name of registrant as specified in its charter)

Florida	000-1415277	65-0925265

(State of Incorporation)	(Commission File	(IRS Employer
	Number)	Identification No.)

One North Federal Highway, Boca Raton, Florida	33432

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 362-3435

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1ST UNITED BANCORP, INC.

FORM 8-K
CURRENT REPORT

Item 1.01. Entry Into a Material Definitive Agreement

          On April 3, 2008, 1st United Bancorp, Inc. (“Registrant”) announced that on April 3, 2008 its subsidiary, 1st United Bank, a Florida chartered commercial bank (“1st United Bank”), and CIB Marine Bancshares, Inc. (“CIB”) entered into a Purchase and Assumption Agreement (the “Agreement”) whereby 1st United Bank will acquire the branch network, assume substantially all of the deposits and acquire much of the loan portfolio of Citrus Bank, N.A (“Citrus Bank”) headquartered in Vero Beach, Florida. Citrus is the wholly-owned subsidiary of Citrus Financial Services, Inc. which is owned by CIB.

          At December 31, 2007, Citrus Bank had approximately $125 million in assets, $71 million in loans and $103 million in deposits and currently operates out of 6 locations. The branch network includes offices in Vero Beach, Sebastian, Barefoot Bay, Boca Raton, North Miami Beach, and Coral Gables. 1st United Bank will acquire approximately $45 million of the loans and the real estate associated with each of the branches owned by Citrus Bank. In addition, 1st United Bank will assume substantially all of the deposits and the lease obligations associated with each of the leased branches. The total purchase price is approximately $7 million in cash. The transaction is subject to regulatory approval, as well as other contingencies defined in the Agreement and is expected to be closed in the third quarter of this year.

          On April 3, 2008 the Registrant issued a press release announcing the signing of the Agreement described above. A copy of the press release is filed herewith as Exhibit 99.1

Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits.

Item No.	Description of Exhibit

99.1	Text of press release of 1st United Bancorp, Inc. regarding entering into the Purchase and Assumption Agreement with CIB Marine Bancshares, Inc., dated April 3, 2008.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST UNITED BANCORP, INC.
Date: April 4, 2008	By: /s/ John Marino

John Marino,
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of press release of 1st United Bancorp, Inc. regarding entering into the Purchase and Assumption Agreement with CIB Marine Bancshares, Inc., dated April 3, 2008.